Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Richardson Electronics, Ltd. Employees' 1999 Stock Purchase Plan, of our report dated July 18, 2000, except for information in Note C, as to which the date is July 28, 2000, with respect to the consolidated financial statements of Richardson Electronics, Ltd. incorporated by reference in the Annual Report on Form 10-K for the year ended May 31, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 1, 2001
Chicago, Illinois